Exhibit 99.1

BioSpecifics Technologies Corp. Announces Initiation of Phase 2b Trial of CCH for Treatment of Frozen Shoulder Syndrome

LYNBROOK, NY – December 13, 2013 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in the EU, today announced that its partner Auxilium Pharmaceuticals, Inc. (Auxilium) has dosed the first patient in its Phase 2b study of collagenase clostridium histolyticum (CCH) for the treatment of frozen shoulder syndrome (adhesive capsulitis). Frozen shoulder is a clinical syndrome of pain and decreased motion in the shoulder joint thought to be caused by increased capsular collagen thickening and subsequent capsular contraction.

“We believe that there is significant potential for CCH in this indication as approximately 700,000 patients visit a physician each year with symptoms of frozen shoulder syndrome,” commented Thomas L. Wegman, President of BioSpecifics. “With the recent approval by the U.S. Food and Drug Administration of XIAFLEX as a treatment for Peyronie’s disease, the potential of collagenase as an effective treatment for many important conditions and diseases is becoming more and more evident. We look forward to exploring its efficacy in additional indications including cellulite, human and canine lipomas as well as uterine fibroids.”

As reported by Auxilium today, the Phase 2b study is a double-blind, placebo-controlled study of the safety and efficacy of CCH for the treatment of Stage 2 (frozen stage) unilateral idiopathic frozen shoulder. The study will enroll approximately 300 adult men and women at approximately 35 sites in the U.S. and Australia. Subjects will be randomized 3:1 to receive CCH or placebo and will receive up to three ultrasound-guided injections of study drug. Each injection will be separated by a minimum of 21 days. All subjects will also perform home shoulder exercises after the first injection.

The primary endpoint of the Phase 2b study will be change in degrees from baseline to the Day 95 follow-up visit in active forward flexion in the affected shoulder compared to placebo. Patients will also be assessed using the American Shoulder and Elbow Surgeons (ASES) Scale for function and pain as well as additional patient reported outcome measures. Safety assessments will be made during all study visits and immunogenicity testing will be performed at screening and at the end of the study.

About Frozen Shoulder Syndrome

Frozen shoulder syndrome is a clinical syndrome of pain and decreased motion in the shoulder joint that is estimated to affect 20 to 50 million people worldwide with a slightly higher incidence in women. Currently, the most common treatments for frozen shoulder syndrome are extensive physical therapy, corticosteroids and/or arthroscopy, as well as certain pain drugs.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium is partnered with Actelion Pharmaceuticals Ltd. for the marketing of XIAFLEX in Canada and Australia, and Swedish Orphan Biovitrium AB for the marketing of XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries for the treatment of Dupuytren's contracture, and Peyronie’s disease pending applicable regulatory approvals. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is testing CCH for frozen shoulder syndrome in a Phase 2b study and also for cellulite in a Phase 2a study. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas, both of which are in Phase 2 trials, and expects to report top-line data from these trials in the fourth quarter of 2013. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements." The forward-looking statements include statements concerning, among other things, the design, efficacy, safety and timing of the Phase 2b study for CCH for the potential treatment of FSS; whether CCH will be approved by the FDA and, if approved, whether it will be an effective or successful treatment option for FSS; if approved, whether CCH for the potential treatment of FSS will allow quicker relief for patients; and the potential for the use of CCH with other indications, including, uterine fibroids, canine and human lipoma; In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," "likely," "may," "will," "could," "continue," "project," "predict," "goal," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, and its Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics' assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com